Exhibit 10.10(1)

SUMMARY SHEET FOR DIRECTOR COMPENSATION

AND EXECUTIVE CASH COMPENSATION

AND AWARD FORMULA UNDER THE 2004 KEY OFFICERS INCENTIVE PLAN

I. DIRECTOR COMPENSATION. The following table sets forth current rates of cash compensation for non-employee directors and advisory directors. Director compensation rates were last adjusted on August 4, 2004. Employee directors receive an annual retainer of $3,000.

Annual Retainer
Non-employee directors	$24,000
Non-employee advisory directors	$3,000

Board Meeting Attendance Fees
Non-employee directors	$4,500
Non-employee advisory directors	$4,500

Telephone Meeting Fees	$500

Committee Meeting Attendance Fees	$1,200

Committee Chair Annual Retainer
Audit Committee	$6,000
Compensation Committee	$3,500
Nominating & Corporate Governance Committee	$3,500

Presiding Director Annual Retainer	$6,000

Directors may elect to defer their cash compensation into the Company’s Deferred Compensation Program (filed December 10, 2004 as Exhibit 10.1 to the Company’s Form 8-K).

In addition to cash compensation, non-employee directors receive annual grants of restricted stock with a $14,000 market value and at-market stock options with underlying stock having a $40,000 market value under the Flexible Stock Plan (filed March 11, 2004 as Exhibit 10.8 to the Company’s Form 10-K for the year ended December 31, 2003). Options are granted at fair market value, vest after one year and have a 10-year term. Restricted stock vests after one year and carries voting and dividend rights from the grant date.

The Company also provides term life insurance for two of its non-employee directors, Mr. Robert Ted Enloe, III and Mr. Richard T. Fisher. The cost of this coverage in 2004 was $1,391 each.

II. EXECUTIVE COMPENSATION. The following table sets forth the current base salaries provided to the Company’s CEO and four most highly compensated executive officers. Salary increases are determined annually in March.

Executive Officer	Current Salary
Felix E. Wright	$816,000
David S. Haffner	$652,800
Karl G. Glassman	$489,600
Robert A. Jefferies, Jr.	$278,615
Jack D. Crusa	$250,000

Executive officers are also eligible to receive a bonus each year under the Company’s 2004 Key Officers Incentive Plan (filed as Appendix D to the Company’s definitive Proxy Statement dated March 24, 2004). 2004 bonuses paid to the Company’s CEO and four most highly compensated executive officers are as shown in the following table.

Executive Officer	2004 Bonus
Felix E. Wright	$474,096
David S. Haffner	$325,094
Karl G. Glassman	$203,184
Robert A. Jefferies, Jr.	$115,626
Jack D. Crusa	$99,138

AWARD FORMULA

On February 24, 2005, the Compensation Committee of the Board of Directors set the award formula under the 2004 Key Officers Incentive Plan. Awards are calculated based on Return on Net Assets, using either the Corporate Formula or the Profit Center Formula, depending on the type of participant.

Return on Net Assets (“RONA”), as defined by the Plan, is Leggett’s EBIT return for the year on its net assets. Certain adjustments are made to EBIT and net asset amounts reported in the Company’s Consolidated Financial Statements to determine Plan RONA. Those adjustments are (i) corporate bonus addback to EBIT, (ii) 50% stock match addback to EBIT, (iii) cash deduction from net assets, (iv) accumulated other comprehensive income deduction or addback for net assets, and (v) quarterly averaging of all calculations.

Under both formulas, a participant’s “basic potential award” is calculated by multiplying the participant’s target percentage times his annual base salary as of the end of the calendar year. For example, if the participant’s target percentage is 50% and his annual base salary is $300,000, his basic potential award would be $150,000 (50% x $300,000).

Award Formula for Corporate Participants

Corporate awards made under the Plan are based on the Company’s overall financial performance during the previous year. The basic potential award for corporate participants has two components:

Corporate portion	90% of total award
Discretionary portion	10% of total award

When the Company achieves at least 8% RONA in a calendar year, the corporate payout will begin at 5% and will follow the schedule below. No awards are payable for a year when RONA falls below 8%. The total incentive payout will be limited to 4% of EBIT.

Using the schedule below, if the Company achieved a 14% RONA, the resulting corporate payout would be 65%. Using the example of a participant with a $150,000 basic potential award, the corporate portion of his or her award would be $87,750 ($150,000 x 90% x 65%). The discretionary portion of the award would be $9,750 ($150,000 x 10% x 65%). Thus, the total award for the Corporate Participant in this example would be $97,500 ($87,750 + $9,750).

CORPORATE PARTICIPANT PAYOUT SCHEDULE

RONA	Payout %	RONA	Payout %
8%	5%	15%	75%
9%	15%	16%	85%
10%	25%	17%	100%
11%	35%	18%	115%
12%	45%	19%	130%
13%	55%	20%	145%
14%	65%	21%	160%

The Compensation Committee has established a different payout schedule for the Company’s Executive Team, consisting of the top three corporate officers. Under the Executive Team payout schedule below, no bonus is payable if RONA is below 11%. For returns between 11% and 17%, the payout schedule mirrors that for other Corporate Participants. For returns above 17%, however, the corporate payout is higher.

Using the schedule below, if the Company achieved an 18% RONA, the resulting corporate payout for the Executive Team would be 130% (compared to 115% for other Corporate Participants). For an Executive Team participant with a $350,000 basic potential award, the corporate portion of his or her award would be $409,500 ($350,000 x 90% x 130%). The discretionary portion of the award would be $45,500 ($350,000 x 10% x 130%). Thus, the total award for the Executive Team Corporate Participant in this example would be $455,000 ($409,500 + 45,500).

EXECUTIVE TEAM PAYOUT SCHEDULE

RONA	Payout %	RONA	Payout %
8%	0%	15%	75%
9%	0%	16%	85%
10%	0%	17%	100%
11%	35%	18%	130%

12%	45%	19%	160%
13%	55%	20%	190%
14%	65%	21%	220%

Award Formula for Profit Center Participants

Profit Center awards are based on the budget achievement of a particular group of operating locations. The basic potential award for profit center participants has two components:

Profit Center portion	75% of total award
Corporate and Discretionary portion	25% of total award

Each profit center has budgeted operating income for the year. The profit center portion of the award is determined by the profit center’s achievement of that budget. The table below is used to determine the payout. The highlighted part of this table, for example, shows that participants in a profit center that achieves 90% of budget would receive 80% of the profit center portion of their award. Accordingly, for a participant with a $150,000 basic potential award, the profit center portion of his or her award would be $90,000 ($150,000 x 75% x 80%). The maximum Corporate and Discretionary portion, assuming a 65% corporate payout, would be $24,375 ($150,000 x 25% x 65%). Thus, the total award for this Profit Center Participant would be $114,375 ($90,000 + $24,375).

PROFIT CENTER TABLE
Budget % Achieved	Pays This %	Budget % Achieved	Pays This %
<62.5%	0%	81%	62%
62.5%	25%	82%	64%
63%	26%	83%	66%
64%	28%	84%	68%
65%	30%	85%	70%
66%	32%	86%	72%
67%	34%	87%	74%
68%	36%	88%	76%
69%	38%	89%	78%
70%	40%	90%	80%
71%	42%	91%	82%
72%	44%	91%	84%
73%	46%	93%	86%
74%	48%	94%	88%
75%	50%	95%	90%
76%	52%	96%	92%
77%	54%	97%	94%
78%	56%	98%	96%
79%	58%	99%	98%
80%	60%	≥100%	100%